EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 12, 2008, relating to the consolidated financial statements and financial statement schedule of GSI Commerce, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” effective January 1, 2006) and our report dated March 12, 2008, relating to the effectiveness of GSI Commerce, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of GSI Commerce, Inc. and subsidiaries for the fiscal year ended December 29, 2007.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
August 7, 2008